As filed with the Securities and Exchange Commission on September 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PINNACLE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3667491
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

8918 Spanish Ridge Avenue Las Vegas, Nevada	89148
(Address of Principal Executive Offices)	(Zip Code)

PINNACLE ENTERTAINMENT, INC.

2005 EQUITY AND PERFORMANCE INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

Elliot D. Hoops, Esq.

Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

(Name and address of agent for service)

(702) 541-7777

(Telephone number, including area code, of agent for service)

Copy to:

David M. Lynn, Esq.

Morrison & Foerster LLP

2000 Pennsylvania Avenue, NW, Suite 6000

Washington, District of Columbia 20006

(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)

Common Stock, $.10 par value	1,300,000	$12.23	$15,899,000	$1,823

(1)	This Registration Statement (the “Registration Statement”) registers an additional 1,300,000 shares of Common Stock, par value $0.10 per share, of Pinnacle Entertainment, Inc. (the “Registrant”) available for awards (including any options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards or dividend equivalents) under the Registrant’s 2005 Equity and Performance Incentive Plan, As Amended (the “Plan”).
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may result from anti-dilution adjustments under the Plan and which may hereinafter be offered or issued pursuant to the Plan to prevent dilution resulting from adjustments to the outstanding shares of Common Stock of the Registrant, or if the outstanding shares of the Common Stock of the Registrant are converted into or exchanged for, other securities or property, as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(3)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on September 19, 2012, as quoted on The New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended (the “Plan”), which has been the subject of three Registration Statements on Form S-8, File No. 333-134130 (the “First Registration Statement”), File No. 333-157988 (the “Second Registration Statement”) , and File No. 333-170796 (the “Third Registration Statement” and together with the First Registration Statement and the Second Registration Statement, the “Prior Registration Statements”) and is being filed by Pinnacle Entertainment, Inc. (the “Company”) pursuant to General Instruction E to Form S-8 to register pursuant to Securities Act of 1933, as amended, an additional 1,300,000 shares of Common Stock, par value $0.10 per share, available for issuance under the Plan. The increase in the number of shares of Common Stock with respect to which awards may be granted under the Plan from 5,850,000 shares of Common Stock to 7,150,000 shares of Common Stock, is described in the Company’s definitive proxy statement for its 2012 annual meeting of stockholders and was approved by the Company’s stockholders at its 2012 annual meeting of stockholders held on May 22, 2012. This Registration Statement on Form S-8 incorporates by reference the contents of the Prior Registration Statements to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) by Pinnacle Entertainment, Inc. (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 001-13641, are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on February 29, 2012 (including, without limitation, information specifically incorporated into the Company’s Form 10-K from the Company’s definitive Proxy Statement filed on April 12, 2012);

(b)	The Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011 filed on May 16, 2012;

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2011 (other than any portion of such filings that are furnished under applicable SEC rules rather than filed); and

(d)	The description of the Company’s common stock contained in its Registration Statement on Form 8-A/A filed on August 10, 2001, as amended by the Company’s Current Reports on Form 8-K filed on January 26, 2004 and May 9, 2005 and including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

All documents subsequently filed by the Company (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, also referred to herein as “DGCL,” provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further authorizes a Delaware corporation to indemnify any person serving in such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith.

Our Restated Certificate of Incorporation, as amended, also referred to herein as the “Restated Certificate,” provides that we shall indemnify our officers and directors to the fullest extent permitted by the DGCL. As permitted by Section 145 of the DGCL, our Restated Bylaws provide that directors and elected officers who are made, or are threatened to be made, parties to, or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or such director or officer of the Company is or was serving at our request as a director, officer, manager, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, manager, employee, agent, trustee or in any other capacity while serving as a director, officer, manager, employee, agent or trustee, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expenses, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. Our Restated Bylaws require us to advance expenses to our directors and elected officers, provided that, if the DGCL so requires, they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification.

The Restated Bylaws also provide that our Chief Executive Officer also may appoint officers. Such appointed officers will serve at the pleasure of our Chief Executive Officer and hold officer titles solely for purposes of identification and business convenience. Unless otherwise expressly provided by our Chief Executive Officer and except as required by law, such appointed officers shall not be considered officers for any purpose, including, without limitation, for purposes of indemnification under the Restated Bylaws or otherwise.

We maintain insurance policies under which our directors and officers and the directors and officers of our subsidiaries are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company or our subsidiaries, as applicable. The employment agreements of certain of our executive officers contain indemnification provisions that provide for the maximum protection permitted under applicable law.

We entered into an Indemnification Trust Agreement, also referred to herein as the “Indemnification Trust Agreement,” on August 16, 2005, to create an indemnification trust to provide a source of funds for (i) indemnification of and advancement of expenses to our present and future directors and certain executive officers arising under the DGCL, our Restated Certificate, our Restated Bylaws or any agreement that we may enter into with a beneficiary under the Indemnification Trust Agreement and (ii) payments for the premiums for directors and officers insurance purchased by us from time to time, in the event that we do not or are not financially able to fulfill such obligations or make such payments. At the time of creation, we irrevocably deposited $5 million in the trust and pursuant to its terms would be obligated in certain circumstances to contribute up to an additional $5 million. The beneficiaries’ representative under the trust will have the exclusive right to convey payment demands from time to time on the trustee to direct payment to one or more of the beneficiaries. The term of the Indemnification Trust Agreement expires on August 16, 2015, at which time any remaining trust funds will be distributed to us, except to the extent necessary to make full and adequate provision for claims made prior to such expiration date or any threatened or anticipated claims.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 9, 2005. (SEC File No. 001-13641).

4.2	Restated Bylaws of Pinnacle Entertainment, Inc., as amended, are hereby incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 26, 2011. (SEC File No. 001-13641)

4.3†	Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 23, 2012. (SEC File No. 001-13641)

4.4†	Form of Restricted Stock Agreement and Form of Restricted Stock Grant Notice for 2005 Equity and Performance Incentive Plan of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 6, 2006. (SEC File No. 001-13641)

4.5†	Form of Online Stock Option Grant Notice and Award Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is incorporated by reference to Exhibit 4.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. (SEC File No. 001-13641)

4.6†	Form of Online Other Stock Unit Award Grant Notice and Award Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is incorporated by reference to Exhibit 4.22 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. (SEC File No. 001-13641)

4.7†	Form of Online Director Stock Option Grant Notice and Option Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012. (SEC File No. 001-13641)

4.8†	Form of Online Director Other Stock Unit Award Grant Notice and Award Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is incorporated by reference to Exhibit 4.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. (SEC File No. 001-13641)

4.9†	Form of Online Other Stock Unit Award Grant Notice and Award Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, and Annual Incentive Plan (Automatic Grant) is incorporated by reference to Exhibit 4.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. (SEC File No. 001-13641)

4.10†	Form of Online Other Stock Unit Award Grant Notice and Award Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, and Annual Incentive Plan (Elected Grant) is incorporated by reference to Exhibit 4.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. (SEC File No. 001-13641)

4.11*†	Form of Online Stock Option Grant Notice and Award Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended (Team Member)

4.12	Specimen certificate for shares of common stock, $0.10 par value per share, of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012. (SEC File No. 001-13641)

5.1*	Legal Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (included in legal opinion filed as Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24	Power of Attorney (included on signature pages filed herewith)

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 21st day of September, 2012.

PINNACLE ENTERTAINMENT, INC. (Registrant)

By:	/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez, Executive Vice President
and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony M. Sanfilippo, Carlos A. Ruisanchez, and John A. Godfrey, and each of them, his or her attorneys-in-fact and agents, each with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Anthony M. Sanfilippo Anthony M. Sanfilippo	President, Chief Executive Officer and Director (Principal Executive Officer)	September 21, 2012

/s/ Carlos A. Ruisanchez Carlos A. Ruisanchez	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 21, 2012

/s/ Stephen C. Comer Stephen C. Comer	Director	September 21, 2012

/s/ John V. Giovenco John V. Giovenco	Director	September 21, 2012

/s/ Richard J. Goeglein Richard J. Goeglein	Chairman of the Board and Director	September 21, 2012

/s/ Bruce A. Leslie Bruce A. Leslie	Director	September 21, 2012

/s/ James L. Martineau James L. Martineau	Vice Chairman of the Board and Director	September 21, 2012

/s/ Desirée Rogers Desirée Rogers	Director	September 21, 2012

/s/ Jaynie Miller Studenmund Jaynie Miller Studenmund	Director	September 21, 2012

EXHIBIT INDEX

Exhibit Number	Description

4.1

Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 9, 2005. (SEC File No. 001-13641).

4.2	Restated Bylaws of Pinnacle Entertainment, Inc., as amended, are hereby incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 26, 2011. (SEC File No. 001-13641)

4.3†	Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 23, 2012. (SEC File No. 001-13641)

4.4†	Form of Restricted Stock Agreement and Form of Restricted Stock Grant Notice for 2005 Equity and Performance Incentive Plan of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 6, 2006. (SEC File No. 001-13641)

4.5†	Form of Online Stock Option Grant Notice and Award Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is incorporated by reference to Exhibit 4.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. (SEC File No. 001-13641)

4.6†	Form of Online Other Stock Unit Award Grant Notice and Award Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is incorporated by reference to Exhibit 4.22 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. (SEC File No. 001-13641)

4.7†	Form of Online Director Stock Option Grant Notice and Option Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012. (SEC File No. 001-13641)

4.8†	Form of Online Director Other Stock Unit Award Grant Notice and Award Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is incorporated by reference to Exhibit 4.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. (SEC File No. 001-13641)

4.9†	Form of Online Other Stock Unit Award Grant Notice and Award Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, and Annual Incentive Plan (Automatic Grant) is incorporated by reference to Exhibit 4.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. (SEC File No. 001-13641)

4.10†	Form of Online Other Stock Unit Award Grant Notice and Award Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, and Annual Incentive Plan (Elected Grant) is incorporated by reference to Exhibit 4.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. (SEC File No. 001-13641)

4.11*†	Form of Online Stock Option Grant Notice and Award Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended (Team Member)

4.12	Specimen certificate for shares of common stock, $0.10 par value per share, of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012. (SEC File No. 001-13641)

5.1*	Legal Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (included in legal opinion filed as Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24	Power of Attorney (included on signature pages filed herewith)

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.